                                                                    EXHIBIT 13.1

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Camco International Inc.:

  We have audited the consolidated balance sheets of Camco International Inc. (a Delaware Corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Camco International Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As explained in Note 1 to the financial statements, effective November 20, 1997, the Company changed its method of accounting for costs of business process reengineering activities associated with systems development projects.

ARTHUR ANDERSEN LLP

Houston, Texas
February 10, 1998

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     YEAR ENDED DECEMBER 31
                                                               --------------------------------
                                                                 1997       1996         1995
                                                               --------   --------     --------
REVENUES:
 Sales......................................................   $609,725    $503,235    $459,733
 Services...................................................    304,116     261,300     208,199
                                                               --------    --------    --------
                                                                913,841     764,535     667,932
                                                               --------    --------    --------
COST AND EXPENSES:
 Cost of sales..............................................    313,551     270,712     253,268
 Cost of services...........................................    212,923     188,394     153,096
                                                               --------    --------    --------
                                                                526,474     459,106     406,364
                                                               --------    --------    --------
  Gross margin..............................................    387,367     305,429     261,568
 Selling, general and administrative expenses...............    219,510     191,706     177,491
 Merger expenses............................................     12,500          --          --
 Amortization of intangible assets..........................      8,604       6,460       6,022
                                                               --------    --------    --------
  Operating income..........................................    146,753     107,263      78,055
 Interest expense...........................................      8,473       7,842       8,888
 Interest income............................................     (2,802)     (3,303)     (3,754)
                                                               --------    --------    --------
 Income before provision for income taxes...................    141,082     102,724      72,921
 Provision for income taxes.................................     49,321      34,720      22,626
                                                               --------    --------    --------
 Income from continuing operations..........................     91,761      68,004      50,295
 Loss from discontinued operation...........................         --          --      (7,151)
 Cumulative effect of change in accounting principle, net
  of benefit for income taxes...............................     (2,909)         --          --
                                                               --------    --------    --------
    Net income..............................................   $ 88,852    $ 68,004    $ 43,144
                                                               ========    ========    ========
Earnings per share:
 Basic --
  Income from continuing operations.........................   $   2.45    $   1.81    $   1.35
  Loss from discontinued operation..........................         --          --        (.19)
  Cumulative effect of change in accounting principle.......       (.08)         --          --
                                                               --------    --------    --------
    Net income..............................................   $   2.37    $   1.81    $   1.16
                                                               ========    ========    ========
  Average common shares outstanding.........................     37,386      37,506      37,257
                                                               ========    ========    ========
 Diluted --
  Income from continuing operations.........................   $   2.39    $   1.78    $   1.33
  Loss from discontinued operation..........................         --          --        (.19)
  Cumulative effect of change in accounting principle.......       (.08)         --          --
                                                               --------    --------    --------
    Net income..............................................   $   2.31    $   1.78    $   1.14
                                                               ========    ========    ========
  Average common and common equivalent shares
   outstanding..............................................     38,481      38,230      37,780
                                                               ========    ========    ========

             The accompanying notes are an integral part of these
                      consolidated financial statements.

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                 DECEMBER 31
                                                            ---------------------
                                                               1997        1996
                                                            ----------   --------
                 ASSETS
CURRENT ASSETS
 Cash and cash equivalents...............................   $   57,255   $ 42,645
 Accounts receivable, net of allowances of $16,283 and
  $14,210................................................      177,112    169,989
 Inventories.............................................      206,471    169,007
 Deferred income taxes...................................       44,088     27,031
 Prepaid expenses and other..............................       21,575     19,320
                                                            ----------   --------
   Total current assets..................................      506,501    427,992
                                                            ----------   --------
PROPERTY, PLANT AND EQUIPMENT, net of depreciation.......      353,312    308,762
INTANGIBLE ASSETS, net of amortization of $66,448 and
 $57,844.................................................      212,749    214,826
OTHER....................................................       45,278     20,125
                                                            ----------   --------
   Total assets..........................................   $1,117,840   $971,705
                                                            ==========   ========
    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Current maturities of long-term debt....................   $      120   $ 10,345
 Accounts payable........................................       57,765     47,595
 Accrued liabilities.....................................      159,085    134,583
 Income taxes payable....................................       31,832     18,750
                                                            ----------   --------
   Total current liabilities.............................      248,802    211,273
                                                            ----------   --------
LONG-TERM DEBT...........................................      110,300     93,551
DEFERRED INCOME TAXES....................................       28,690     24,742
OTHER LONG-TERM LIABILITIES..............................       43,803     47,266
                                                            ----------   --------
   Total liabilities.....................................      431,595    376,832
                                                            ----------   --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
 Common stock, $.01 par value, 100,000,000 shares
  authorized,   38,583,393 and 38,465,998 shares issued..          386        385
 Additional paid-in capital..............................      525,662    518,856
 Retained earnings.......................................      203,911    117,364
 Cumulative translation adjustment.......................      (15,194)   (11,405)
 Treasury stock, 1,046,372 and 1,264,528 shares, at cost.      (28,520)   (30,327)
                                                            ----------   --------
   Total stockholders' equity............................      686,245    594,873
                                                            ----------   --------
   Total liabilities and stockholders' equity............   $1,117,840   $971,705
                                                            ==========   ========

             The accompanying notes are an integral part of these
                      consolidated financial statements.

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (IN THOUSANDS)

                                                      ADDITIONAL                CUMULATIVE
                                               COMMON   PAID-IN    RETAINED    TRANSLATION    TREASURY
                                               STOCK    CAPITAL    EARNINGS     ADJUSTMENT      STOCK
                                               ------   --------   ---------   ------------   ---------
BALANCE, December 31, 1994, as previously
 reported...................................     $251   $436,892   $(35,871)      $(19,049)   $(18,430)
 Adjustments for pooling-of-interest........      133     76,211     57,362             --          --
                                               ------   --------   --------       --------    --------
BALANCE, December 31, 1994..................      384    513,103     21,491        (19,049)    (18,430)
 Net income.................................       --         --     43,144             --          --
 Dividends to stockholders ($.22 per
  share)....................................       --         --     (7,449)            --          --
 Common stock issued pursuant to
  employee stock plans......................        1      2,673         --             --          --
 Deferred compensation related to
  ESOP......................................       --         87         40             --          --
 Currency translation adjustment............       --         --         --            473          --
                                               ------   --------   --------       --------    --------
BALANCE, December 31, 1995..................      385    515,863     57,226        (18,576)    (18,430)
 Net income.................................       --         --     68,004             --          --
 Purchase of treasury stock.................       --         --         --             --     (13,413)
 Dividends to stockholders ($.22 per
  share)....................................       --         --     (7,698)            --          --
 Common stock issued pursuant to
  employee stock plans......................       --      2,131       (211)            --       1,516
 Deferred compensation related to
  ESOP......................................       --        862         43             --          --
 Currency translation adjustment............       --         --         --          7,171          --
                                               ------   --------   --------       --------    --------
BALANCE, December 31, 1996..................      385    518,856    117,364        (11,405)    (30,327)
 Net income.................................       --         --     88,852             --          --
 Change in subsidiary year end..............       --        612      4,560             --          --
Dividends to stockholders ($.21 per share)..       --         --     (6,865)            --          --
 Common stock issued pursuant to
  employee stock plans......................        1      5,008         --             --       1,807
 Deferred compensation related to
  ESOP......................................       --      1,186         --             --          --
 Currency translation adjustment............       --         --         --         (3,789)         --
                                               ------   --------   --------       --------    --------
BALANCE, December 31, 1997..................     $386   $525,662   $203,911       $(15,194)   $(28,520)
                                               ======   ========   ========       ========    ========

             The accompanying notes are an integral part of these
                      consolidated financial statements.

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)



                                                                     YEAR ENDED DECEMBER 31
                                                               ----------------------------------
                                                                  1997        1996        1995
                                                               ----------   ---------   ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.................................................   $  88,852    $ 68,004    $ 43,144
 Adjustments to reconcile net income to net cash provided
  by operating activities --
 Loss on discontinued operations............................          --          --       6,702
 Cumulative effect of change in accounting principle........       2,909          --          --
 Depreciation and amortization..............................      62,464      55,384      46,092
 Gain from sale of assets...................................        (234)     (4,678)     (3,456)
 Provision (benefit) for deferred and other taxes...........     (14,389)     (4,984)     (5,757)
 Increase in accounts receivable............................      (4,698)     (2,532)    (20,158)
 Increase in inventories....................................     (36,425)     (6,566)     (3,810)
 Increase (decrease) in accounts payable....................      11,405        (803)       (529)
 Increase in accrued liabilities............................      31,807      27,614       8,662
 Increase (decrease) in income taxes payable................      14,065       5,341      (2,932)
 (Increase) decrease in other, net..........................         929      10,885      (2,195)
                                                               ---------    --------    --------
   Net cash provided by operating activities................     156,685     147,665      65,763
                                                               ---------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures.......................................     (95,754)    (61,848)    (89,155)
 Proceeds from sale of assets...............................         386      14,934      14,343
 Business acquisitions......................................     (14,503)    (46,373)     (5,750)
 Investment in joint venture................................     (21,700)         --          --
 Change in subsidiary year-end..............................      (6,496)         --          --
 Other......................................................      (5,061)     (2,390)     (5,180)
                                                               ---------    --------    --------
   Net cash used in investing activities....................    (143,128)    (95,677)    (85,742)
                                                               ---------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase in borrowings under revolving credit facility.....     110,000          --          --
 Decrease in borrowings under term loan.....................     (50,000)    (10,000)    (10,000)
 Increase (decrease) in borrowings under revolving loan
  facility..................................................     (30,000)     10,000      (5,000)
 Increase (decrease) in other debt..........................     (30,277)    (26,284)     37,213
 Dividends paid to stockholders.............................      (6,865)     (7,698)     (7,449)
 Proceeds from exercise of stock options....................       2,404       2,361       1,629
 Purchase of treasury stock.................................          --     (13,413)         --
 Change in subsidiary year-end and other....................       6,158         803          68
                                                               ---------    --------    --------
   Net cash provided by (used in) financing
    activities..............................................       1,420     (44,231)     16,461
                                                               ---------    --------    --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
 EQUIVALENTS................................................        (367)      1,613        (215)
                                                               ---------    --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      14,610       9,370      (3,733)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............      42,645      33,275      37,008
                                                               ---------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................    $ 57,255    $ 42,645    $ 33,275
                                                               =========    ========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid for interest.....................................    $  5,886    $  4,519    $  5,654
 Cash paid for income taxes.................................    $ 51,580    $ 34,002    $ 31,389

             The accompanying notes are an integral part of these
                      consolidated financial statements.

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

  Camco International Inc. and subsidiaries ("Camco" or the "Company") manufactures products and provides services to customers in the oil and gas drilling, completion and production sectors of the oilfield services industry. The consolidated financial statements include the accounts of the Company and all of its wholly owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in 20% to 50% owned joint ventures where the Company exercises significant influence over operating and financial policies are accounted for by the equity method. All other investments are carried at cost, which does not exceed the estimated net realizable value of such investments.

  On June 13, 1997, Camco, acquired Production Operators Corp. ("Production Operators") through a merger (the "Merger") of a wholly owned subsidiary of the Company with and into Production Operators. The Merger was effected pursuant to an Agreement and Plan of Merger dated February 27, 1997, by and among the Company, a wholly owned subsidiary of the Company, and Production Operators. A total of 13,300,404 shares of the Company's common stock was issued to the stockholders of Production Operators as consideration for the acquisition. The principle followed in fixing the exchange ratio in the Merger was based on negotiations between the parties. The business combination has been accounted for using the pooling-of-interests method of accounting. Accordingly, the financial statements have been prepared as if Camco and Production Operators were combined as of the beginning of the earliest period presented. All costs of the Merger, which were $12.5 million, or $8.6 million net of tax benefits ($.22 per share), were expensed during the second quarter of 1997.

  As a result of the differing year-ends of Camco and Production Operators, financial information for different period-ends have been combined. Camco's financial position, results of operations and cash flows as of and for the years ended December 31, 1996 and 1995, have been combined with Production Operators' financial position, results of operations and cash flows as of and for the years ended September 30, 1996 and 1995, respectively. Effective January 1, 1997, Production Operators' fiscal year-end was changed to conform to Camco's December 31 year-end. Financial information as of and for the year ended December 31, 1997, combines both Camco's and Production Operators' results of operations for comparable periods. Production Operators' unaudited revenues, net income and dividends on its common stock for the three-month period ended December 31, 1996, were $26.7 million, $5.3 million and $.7 million, respectively. Accordingly, adjustments are included in the consolidated statements of operations, stockholders' equity and cash flows for the activity attributed to the three-month period.

Use of Estimates

  The preparation of these financial statements required the use of certain estimates by management in determining the Company's assets, liabilities, revenue and expenses. Actual results could differ from these estimates.

Cash and Cash Equivalents

  The Company considers all highly liquid financial instruments purchased with original maturities of three months or less to be cash equivalents. The reported amounts of such investments approximate fair value.

Inventories

  Inventories, net of allowances, are valued at the lower of cost (first-in, first-out or last-in, first-out) or market. Inventory costs consist of materials, labor and plant overhead.

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES

Property, Plant and Equipment

  Property, plant and equipment is recorded at cost and generally depreciated on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives used in computing depreciation range from 10 to 30 years for buildings and 3 to 12 years for machinery and equipment, including service equipment. Expenditures for major additions and improvements are capitalized while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the consolidated statements of operations.

Intangible Assets

  Intangible assets is comprised primarily of goodwill which is amortized over 20 to 40 years using the straight-line method. Camco's management periodically evaluates goodwill, net of accumulated amortization, for impairment based on the undiscounted cash flows associated with the asset compared to the carrying amount of that asset. Management believes that there have been no events or circumstances which warrant revision to the remaining useful life or affect the recoverability of goodwill in any of its business units.

Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This standard requires an asset and liability approach for financial accounting and income tax reporting based on enacted tax rates and laws in effect in the years in which differences are expected to reverse.

Revenue Recognition

  The Company's revenues are composed of product sales and rental, service and other revenues. The Company records product sales when the goods are sold to a customer. Rental, service and other revenues are recorded as the services are performed.

Foreign Currency Translation

  The Company's financial statements of foreign subsidiaries are reported in U.S. dollars based on the functional currency.

  Foreign subsidiaries using the U.S. dollar as their functional currency translate as follows: current assets (except inventories) and all liabilities (except minority interests) at the rates of exchange in effect at year-end, long-term assets and inventories at historical rates and minority interest at the rates in effect at the dates provided. Revenue and expense accounts are translated at the average rates of exchange in effect during the year, except for depreciation and cost of manufactured products sold, which are translated at historical rates. Translation adjustments are charged or credited directly to operations.

  Foreign subsidiaries using the local currency as their functional currency translate into U.S. dollars using the current rate method. Assets and liabilities are translated at the rates of exchange in effect at year-end, common stock and paid-in capital are translated using historical rates and revenue and expense accounts are translated at the average rates of exchange in effect during the year. Translation adjustments are recorded as a separate component of stockholders' equity rather than directly to operations.

Concentration of Credit Risk

  The Company extends credit to various companies in the oil and gas industry which may be affected by changes in economic or other external conditions. The Company's policy is to manage its exposure to credit

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES risk through credit approvals and limits and, where appropriate, to be secured by collateral, and to provide an allowance for doubtful accounts for potential losses. Management does not believe the Company is exposed to concentrations of credit risk that are likely to have a material impact on the Company's financial position or results of operations.

Environmental Expenditures

  Liabilities for environmental expenditures are recorded when it is probable that obligations have been incurred and the costs can be reasonably estimated. Estimates are based on currently available facts and technology, presently enacted laws and regulations and the Company's prior experience in remediation of contaminated sites.

Change in Accounting Principle

  The FASB Emerging Issues Task Force Issue No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation," issued November 20, 1997, required the Company to expense certain costs that were previously capitalizable prior to this pronouncement. The cumulative effect of this accounting change decreased income by $4.5 million ($2.9 million, net of tax) for the year ended December 31, 1997.

Earnings Per Share

  SFAS No. 128, "Earnings Per Share," was adopted by the Company in the fourth quarter of 1997 and all earnings per share previously reported have been restated. Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding. The computation of diluted earnings per share includes the dilutive effects of options to purchase common stock and restricted stock grants which aggregated 1,095,000, 724,000 and 523,000 in 1997, 1996 and 1995, respectively.

Pending Accounting Pronouncements

  SFAS No. 130, "Reporting Comprehensive Income," was issued in June 1997.
The Company will adopt SFAS No. 130 in the first quarter of 1998. Had SFAS No. 130 been adopted in 1997, net income, as reported, would have been adjusted for changes in the cumulative translation for foreign currency.

2. ACQUISITIONS AND DIVESTITURES

  During 1997, the Company acquired gas lift valve businesses in the United States and Argentina for a total of $11.8 million in cash.

  In September 1996, the Company acquired Lasalle Engineering Limited for
$29.5 million in a cash transaction. In December 1996, the Company acquired the gas lift business of Halliburton, including their Venezuelan subsidiary, for $16.9 million in a cash transaction.

  In March 1995, the Company acquired Site Oil Tools, a Canadian manufacturer of completion equipment, for $5.8 million in a cash transaction. The Company sold the assets of its safety service business in March 1995. The Company recognized net income of $1.5 million, or 6 cents per share, on the disposal.

  The acquisitions described above were accounted for using the purchase method of accounting.

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES

  The acquisition of Production Operators in June 1997, which was accounted for using the pooling-of-interests method of accounting, is described in Note 1. Revenues and net income for the periods preceding the Merger were as follows (in thousands):

                                       REVENUES   NET INCOME
                                       --------   -----------
Six months ended June 30, 1997 --
 Camco, as previously reported......   $366,092      $29,391
 Production Operators...............     56,537       14,791
 Merger expenses....................         --       (8,600)
                                       --------      -------
                                       $422,629      $35,582
                                       ========      =======
Year ended December 31, 1996 --
 Camco, as previously reported......   $672,732      $50,508
 Production Operators...............     91,803       17,496
                                       --------      -------
                                       $764,535      $68,004
                                       ========      =======
Year ended December 31, 1995 --
Camco, as previously reported.......   $595,131      $36,318
Production Operators................     72,801        6,826
                                       --------      -------
                                       $667,932      $43,144
                                       ========      =======


3. INVENTORIES


  Inventories, net of allowances, are summarized as follows (in thousands):


                                             DECEMBER 31
                                       ----------------------
                                         1997          1996
                                       --------      --------
Raw materials.......................   $ 19,916      $ 18,405
Parts and components................     69,656        54,786
Work-in-process.....................     24,079        27,180
Finished goods......................     92,820        68,636
                                       --------      --------
                                       $206,471      $169,007
                                       ========      ========
Inventories determined using the --
 LIFO basis.........................   $ 43,661      $ 38,107
 FIFO basis.........................    162,810       130,900
                                       --------      --------
                                       $206,471      $169,007
                                       ========      ========

  Work-in-process and finished goods inventories include the cost of materials, labor and plant overhead. The excess of current costs, determined using the FIFO basis, over the carrying values of LIFO inventories was approximately $10.0 million and $11.9 million at December 31, 1997 and 1996, respectively.

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES

4. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consisted of the following (in thousands):

                                                    DECEMBER 31
                                               ---------------------
                                                  1997        1996
                                               ---------   ---------
Land........................................   $   5,120  $   4,327
Buildings...................................      77,279      71,856
Machinery and equipment.....................     266,137     234,803
Service equipment...........................     366,732     313,997
                                               ---------   ---------
                                                 715,268     624,983
Accumulated depreciation....................    (361,956)   (316,221)
                                               ---------   ---------
                                               $ 353,312   $ 308,762
                                               =========   =========


5. ACCRUED LIABILITIES

  Accrued liabilities consisted of the following (in thousands):

                                                   DECEMBER 31
                                               -------------------
                                                 1997       1996
                                               --------   --------
Salaries, wages and related benefits........   $ 45,626   $ 42,979
Accrued insurance...........................     12,978     13,451
Accrued taxes other than income.............      9,814     11,117
Other.......................................     90,667     67,036
                                               --------   --------
                                               $159,085   $134,583
                                               ========   ========


6. DEBT

  Long-term debt consisted of the following (in thousands):

                                                   DECEMBER 31
                                               -------------------
                                                 1997       1996
                                               --------   --------
Revolving credit facility...................   $110,000   $     --
Term loan...................................         --     50,000
Revolving loan facility.....................         --     30,000
Other.......................................        420     23,896
                                               --------   --------
                                                110,420    103,896
Less -- Current portion of long-term debt...        120     10,345
                                               --------   --------
                                               $110,300   $ 93,551
                                               ========   ========


  In October 1997, the Company refinanced its previously outstanding debt under a new $220 million unsecured revolving credit facility. Borrowings outstanding under the revolving credit facility are due October 2002 and interest rates on borrowings are LIBOR based. The weighted average interest rate for borrowings outstanding under the revolving credit facility was 6.2% for 1997. The maximum and average borrowings were $120.0 million and $107.0 million, respectively. The Company had $110.0 million of unused borrowing availability as of December 31, 1997.

  In addition to customary representations, warranties, borrowing conditions, affirmative covenants and events of default, the revolving credit facility includes financial covenants, with which Camco is in compliance,

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES relating to maintenance of a minimum level of net worth, maintenance of a minimum interest coverage ratio, a maximum ratio of funded debt to total capital and limitations on payment of dividends, sales of assets, pledges of assets, subsidiary indebtedness, mergers, consolidations and transactions with affiliates.

  Maturities of the Company's long-term debt at December 31, 1997, are as follows (in thousands):



1998......................................................  $    120
1999......................................................       140
2000......................................................       160
2002......................................................   110,000
                                                            --------
                                                            $110,420
                                                            ========

  The weighted average interest rate for the Company's previously outstanding loans was 6.4% during 1997, 6.2% during 1996 and 6.5% during 1995.

7. INCOME TAXES

  Income before provision for income taxes and provision (benefit) for income taxes is composed of the following (in thousands):


                                                1997       1996      1995
                                              --------   --------   -------
Income before provision for income taxes
 United States.............................   $ 37,519   $ 24,815   $30,504
 Non-United States.........................    103,563     77,909    42,417
                                              --------   --------   -------
                                              $141,082   $102,724   $72,921
                                              ========   ========   =======
Provision for income taxes
 Current
  United States............................   $ 27,400   $ 18,604   $18,497
  Non-United States........................     36,310     19,065    11,873
                                              --------   --------   -------
                                                63,710     37,669    30,370
                                              --------   --------   -------
 Deferred
  United States............................    (14,276)    (5,400)   (9,268)
  Non-United States........................       (113)     2,451     1,524
                                              --------   --------   -------
                                               (14,389)    (2,949)   (7,744)
                                              --------   --------   -------
                                              $ 49,321   $ 34,720   $22,626
                                              ========   ========   =======

  The table above excludes a tax benefit of $1.6 million recorded in 1997 in connection with the accounting change described in Note 1.

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES

  Deferred income taxes in 1997 and 1996 reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The components of the net deferred tax asset (liability) are as follows (in thousands):

                                                DECEMBER 31
                                           ---------------------
                                             1997        1996
                                           ---------   ---------
Deferred tax assets:
 Accruals and reserves..................   $ 31,487    $ 24,813
 Compensation and benefits..............     11,619      11,873
 Other..................................     12,366      10,005
                                           --------    --------
                                             55,472      46,691
 Valuation allowance....................    (11,384)    (19,660)
                                           --------    --------
                                             44,088      27,031
                                           --------    --------
Deferred tax liabilities:
 Excess of tax over book depreciation...    (28,649)    (24,619)
 Other..................................        (41)       (123)
                                           --------    --------
                                            (28,690)    (24,742)
                                           --------    --------
  Net deferred tax asset................   $ 15,398    $  2,289
                                           ========    ========

  The consolidated provision for income taxes differs from the provision computed at the statutory U.S. Federal income tax rate for the following reasons (in thousands):


                                                          1997       1996       1995
                                                        --------   --------   --------

Expected tax provision at U.S. statutory rate........   $49,379    $35,953    $25,522
Non-U.S. income, taxed at less than U.S. statutory
 rate................................................    (3,190)    (1,233)    (3,030)
Change in valuation allowance........................    (8,276)        --         --
Expenses for which no tax benefit was received.......    11,408         --        134
                                                        -------    -------    -------
                                                        $49,321    $34,720    $22,626
                                                        =======    =======    =======

  SFAS No. 109 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. During 1997, the net decrease in the valuation allowance was $8.3 million in connection with the disallowance of a portion of the previously reserved deferred tax assets.

  Undistributed earnings of non-U.S. subsidiaries included in consolidated retained earnings amounted to $177.8 million at December 31, 1997. It is the Company's policy that these earnings, which reflect full provision for non-U.S. income taxes, have no additional provision for U.S. taxes on foreign subsidiaries earnings which are expected to be reinvested indefinitely. However, additional income taxes have been provided on planned repatriations of foreign earnings after taking into account tax-exempt earnings and applicable foreign tax credits.

8. RETIREMENT AND EMPLOYEE BENEFIT PLANS

Retirement Plans

  The Company and its subsidiaries have defined benefit retirement plans covering substantially all employees. The total cost of all plans for 1997, 1996 and 1995 was $6.0 million, $5.4 million and $5.2 million, respectively.

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES

  Annual cost is determined using the projected unit credit actuarial method. Prior service cost is amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits. An assumption is made for modified career average plans such that the average earnings base period will be updated to the years prior to retirement.

  It is the Company's practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefit and tax laws and such additional amounts as the Company may determine to be appropriate from time to time. The assets of the various plans include corporate equities, government securities and corporate debt securities.

  The funded status at December 31 was as follows (in thousands):



                                                    U.S. PLANS          NON-U.S. PLANS
                                               ---------------------   -----------------
                                                 1997        1996        1997      1996
                                               ---------   ---------   --------   ------
Actuarial present value of benefit
 obligations
 Vested benefit obligation..................   $ 64,446    $ 58,839    $ 9,754    $5,550
                                               ========    ========    =======    ======
 Accumulated benefit obligation.............   $ 67,118    $ 61,285    $10,332    $5,804
                                               ========    ========    =======    ======
 Projected benefit obligation...............   $ 82,121    $ 75,626    $13,126    $7,642
Plan assets at fair value...................     65,024      63,936     11,670     8,182
                                               --------    --------    -------    ------
Projected benefit obligation in excess of
 plan assets................................    (17,097)    (11,690)    (1,456)      540
Unrecognized net loss.......................      4,054       2,284      2,774        51
Unrecognized prior service cost.............      3,951       2,871         --        --
Additional liability........................     (3,032)     (2,400)        --        --
                                               --------    --------    -------    ------
(Accrued) prepaid pension cost recognized
 in the consolidated balance sheets.........   $(12,124)   $ (8,935)   $ 1,318    $  591
                                               ========    ========    =======    ======

  Net periodic pension cost for the years ended December 31 included the following components (in thousands):

                                                    U.S. PLANS                  NON-U.S. PLANS
                                          ------------------------------   ------------------------
                                            1997       1996       1995      1997     1996     1995
                                          --------   --------   --------   ------   ------   ------
Service cost, benefits earned during
 the period............................   $ 3,742    $ 3,695    $ 3,573    $ 976    $ 793    $ 677
Interest cost on the projected
 benefit obligation....................     5,916      5,341      4,747      657      525      361
Actual return on plan assets...........    (5,509)    (5,272)    (4,578)    (788)    (544)    (407)
Net amortization.......................     1,034        890        871       --        2       --
                                          -------    -------    -------    -----    -----    -----
Net periodic pension cost..............   $ 5,183    $ 4,654    $ 4,613    $ 845    $ 776    $ 631
                                          =======    =======    =======    =====    =====    =====

  All defined benefit pension plans sponsored by the Company are funded to the extent required by Federal regulation in each of the years ended December 31, 1997, 1996 and 1995. The assumed long-term rate of return on plan assets was 9.0%, the discount rate used in estimating benefit obligations was 8.0% and the rate of compensation increase assumed for salary-related plans was 6.5%.

  Included in the above tables is the funded status and net periodic pension cost of Camco's deferred compensation plan (the "DC Plan"). Under the DC Plan, certain officers and selected key management personnel of the Company may receive an amount upon retirement at age 65 equal to (x) an award level for such individual as determined by the Board (up to a maximum of 60%) multiplied by the average of the

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES individual's highest five consecutive years earnings (including bonuses up to a maximum of 20% of base pay each year) out of the last ten consecutive years before retirement minus (y) the sum of the individual's benefits under the pension plan and other tax-qualified plans sponsored by the individual's former employers. An individual's benefits under the DC Plan vest on the earliest of the date the individual completes ten years of service, the individual's death or age 65. Benefits are subject to adjustment for early retirement (before age
65).

Thrift Plans

  All U.S. employees are eligible to participate in the Company-sponsored thrift plans. The plan allows eligible employees to contribute a percentage of compensation, subject to IRS and plan limitations. The plans provide for matching contributions which amounted to annual expense recognized by the Company of $2.6 million, $2.3 million and $1.9 million in 1997, 1996 and 1995, respectively.

Nonpension Postretirement Benefits

  The Company offers a postretirement medical plan to substantially all employees in the United States over age 60 who qualify for retirement and, on the last day of active employment, are enrolled as participants in Company medical plans for active employees. Participants under age 65 are required to pay the full average actual cost of providing benefits to active and retired employees. Participants age 65 and older contribute approximately 30% of the actual cost of providing benefits to active and retired employees. Total benefits provided over the lifetime of participants after they reach age 65 are limited to $100,000 per participant.

  The expected cost of providing nonpension postretirement benefits is accrued during the years employees render service. The discount rate used in determining costs and future obligations was 8.0% in 1997, 1996 and 1995. The assumed health care cost trend rate was 10.0% in 1995, 9.0% in 1996 and 8.0% in 1997, scaling to 6.0% over six years. A one percent increase in the trend rate for health care costs would increase the accumulated postretirement benefit obligation by approximately 6.5% and the service and interest cost by approximately 7.0%. The Company is not required to fund its future obligation under the plan and does not intend to, unless favorable tax treatment becomes available.

  Accumulated postretirement benefit obligations in excess of plan assets is classified in the accompanying balance sheets as other long-term liabilities and consists of the following as of December 31 (in thousands):

                                    DECEMBER 31
                                 -----------------
                                  1997      1996
                                 -------   -------
Retirees and beneficiaries....   $ 4,669   $ 6,421
Fully eligible participants...     1,172     2,542
Other active participants.....     2,421     3,339
Unrecognized net gain.........     9,611     6,158
                                 -------   -------
    Total.....................   $17,873   $18,460
                                 =======   =======

  Net periodic postretirement cost for the years ended December 31, are as follows (in thousands):

                                             DECEMBER 31
                                       ------------------------
                                        1997     1996     1995
                                       ------   ------   ------
Service cost........................   $ 214    $ 314    $  375
Interest cost.......................     619      919     1,337
Amortization of unrecognized gain...    (811)    (451)       --
                                       -----    -----    ------
 Total..............................   $  22    $ 782    $1,712
                                       =====    =====    ======

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES

Management Incentive Programs

  The Company has an incentive bonus plan in which selected key employees, including executive officers, are eligible to receive cash bonus payments based on measures of profitability and cash flow of the Company and various units of the Company which are established and approved by the Board of Directors for each participant in the program at the beginning of each year. A minimum performance level must be achieved by the Company or a particular unit of the Company before any bonus may be earned.

Stock Plans

  The Company has two plans currently in effect under which future stock option grants may be issued: the 1997 Long-Term Incentive Plan (the "1997 Incentive Plan") and the Non-Employee Directors Stock Option Plan (the "Directors' Plan").

  The 1997 Incentive Plan provides for the granting of options to officers and key employees at an option price greater than or equal to the fair market value of a Company share on the date of grant. The term of each option is ten years and the options are generally exercisable in either three or four equal annual installments beginning one year after the date of grant. Initially, 1,500,000 shares of the Company's common stock were reserved for issuance under the 1997 Incentive Plan.

  The Directors' Plan provides for the granting of options to non-employee directors at an option price greater than or equal to the fair market value of a Company share on the date of grant. The term of each option is ten years and the options are generally exercisable in three equal annual installments beginning one year after the date of grant. Two hundred and fifty thousand shares of the Company's common stock were reserved for issuance under the Directors' Plan.

  Information regarding the Company's stock option plans, including predecessor plans, is summarized below:

                                                    WEIGHTED
                                  SHARES UNDER       AVERAGE          OPTION
                                     OPTION       EXERCISE PRICE   PRICE RANGE
                                  -------------   --------------   ------------
Balance at December 31, 1994...      1,359,468        $14.86       $3.37-$19.75
 Granted.......................        141,218         19.31        18.37-23.94
 Exercised.....................       (200,041)        11.41         3.37-15.00
 Canceled......................        (58,000)        16.09        15.00-22.75
                                     ---------        ------       ------------
Balance at December 31, 1995...      1,242,645         15.86         3.37-23.94
 Granted.......................        552,918         28.88        24.14-36.94
 Exercised.....................       (177,105)        14.49         4.81-22.63
 Canceled......................         (4,875)        17.45        18.00-22.63
                                     ---------        ------       ------------
Balance at December 31, 1996...      1,613,583         20.47         3.37-36.94
 Granted.......................        563,372         49.20        27.89-60.81
 Exercised.....................       (382,256)        18.52         3.37-28.63
 Canceled......................        (30,273)        29.05        15.00-49.06
                                     ---------        ------       ------------
Balance at December 31, 1997...      1,764,426        $29.67       $3.37-$60.81
                                     =========        ======       ============
Available for grant at
 December 31, 1997.............      1,288,070
                                     =========
Shares exercisable at
 December 31, 1997.............        733,045
                                     =========

  The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES at the grant date for awards in 1997, 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                1997      1996      1995
                                               -------   -------   -------
Net income -- as reported...................   $88,852   $68,004   $43,144
Net income -- pro forma.....................    83,999    65,925    42,843
Diluted earnings per share -- as reported...   $  2.31   $  1.78   $  1.14
Diluted earnings per share -- pro forma.....      2.17      1.72      1.13

  The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected dividend yield of 0.4% to 0.8%; expected stock price volatility range of 27.6% to 35.9%; risk-free interest rate range of 6.1% to 7.2%; and expected life of 10 years.

  The ranges of option fair values granted during 1997, 1996 and 1995 are from $19.59 to $32.21 and from $12.61 to $18.39 and $10.01 to $11.54, respectively. The weighted average of these fair values are $25.77, $14.30 and $10.29, respectively.

  Information with respect to stock options outstanding and stock options exercisable as of December 31, 1997, is as follows:



                                             OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                              ------------------------------------------------   -------------------
                                                         WEIGHTED                      WEIGHTED
                                            REMAINING    AVERAGE                        AVERAGE
                                OPTIONS       LIFE       EXERCISE     OPTIONS          EXERCISE
RANGE OF EXERCISE PRICE       OUTSTANDING    (YEARS)      PRICE     EXERCISABLE          PRICE
                              -----------   ---------   --------   ------------    -----------------
$3.37-$19.75...............       703,846       5.78      $15.58      500,774           $15.20
$21.54-$36.94..............       557,080       8.19       29.22      232,271            29.64
$49.06-$60.81..............       503,499       9.39       49.89           --               --
                                ---------       ----      ------      -------           ------
                                1,764,426       7.57      $29.67      733,045           $19.77
                                =========       ====      ======      =======           ======

  The Company's 1997 Incentive Plan also authorizes the granting of restricted stock awards. Under this and previous plans, 158,750 shares of restricted stock were awarded to Company executive officers and other key employees that will vest over periods ranging from three to five years based upon the completion of specified periods of future service with the Company. In addition, 135,000 restricted shares of Common Stock were awarded to executive officers and other key employees and approximately 119,000 shares have been earned based upon the attainment of specified performance objectives. Compensation is charged to income over the vesting period for these awards which resulted in expense recognition of $4.5 million, $2.3 million and $1.7 million in 1997, 1996 and 1995, respectively.

  The Company's ESOP covers all full-time domestic employees of Production Operators. ESOP contributions are made at the discretion of the Company's Board of Directors. Contributions to the ESOP by the Company for the years ended December 31, 1997, 1996 and 1995, were $925,000, $891,000 and $818,000, respectively. Dividends received by the ESOP Trust and applied to reduction of the ESOP term loan were $65,000, $126,000 and $119,000 in 1997, 1996 and 1995, respectively.

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES

9. COMMITMENTS AND CONTINGENCIES

Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year as of December 31, 1997, are as follows (in thousands):

1998.......................................................  $ 6,375
1999.......................................................    4,066
2000.......................................................    2,784
2001.......................................................    2,141
2002.......................................................    1,516
Thereafter.................................................   12,834
                                                             -------
                                                             $29,716
                                                             =======

  The Company incurred total rental expense of approximately $10.4 million, $10.0 million and $9.3 million in 1997, 1996 and 1995, respectively.

Construction Commitment

  The Company is committed to provide up to $40.0 million in additional funding to its Venezuelan joint venture to fund progress payments on the construction of contract gas compression equipment and facilities. The venture expects to obtain project financing upon completion of construction and repay all advances.

Legal Proceedings

  The Company is involved in certain lawsuits and claims, including claims by federal and local authorities under various environmental protection laws, arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

Foreign Exchange Contracts

  Camco enters into a variety of foreign exchange contracts to manage its exposure to fluctuations in foreign currency exchange rates. These contracts generally involve the exchange of one currency for another at a future date. The carrying value of these contracts at December 31, 1997 and 1996, approximated fair value based on exchange rates and quoted market prices at December 31, 1997 and 1996, for comparable contracts and was not significant.

Standby Letters of Credit

  As of December 31, 1997, the Company has $16.1 million of standby letters of credit outstanding under various unsecured credit arrangements.

Stockholder Rights Agreement

  The Company has a Stockholder Rights Agreement to protect against coercive or unfair takeover tactics. Under the terms of the agreement, the Company distributed to its stockholders one right for each share of Common Stock held.

  Each right, as amended, entitles the holder to purchase one share of Common Stock for $250 per share, subject to adjustment or, under certain circumstances, to purchase stock of the Company or of the acquiring entity for one half of the market value. The rights are exercisable only if a person or group acquires 15% or

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES more of the Company's Common Stock or makes a tender offer for 15 percent or more of the Common Stock. The rights expire on December 15, 2004.

Stock Repurchase Plan

  In 1996, the Board of Directors authorized a stock repurchase program for up to $20 million of the Company's Common Stock. Shares of the Company's Common Stock purchased pursuant to the program are reserved and used exclusively for employee benefit plans. During 1996, the Company purchased 342,600 shares of the Company's stock for an aggregate amount of $13.4 million.

10. SEGMENT INFORMATION

  The Company is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the oil and gas industry.

  Revenues by industry segment and geographic area include both revenues from unaffiliated customers and intercompany revenues from related companies. The price at which intercompany sales are made is generally based on the selling price to unaffiliated customers, less a discount, or the direct product cost plus a markup.

  Export sales from the United States to other geographic areas, including intercompany sales to foreign subsidiaries, are as follows (in thousands):

                                              1997       1996       1995
                                            --------   --------   --------
Europe (including Former Soviet Union)...   $ 52,137   $ 43,218   $ 33,519
Mexico and Central and South America.....     56,149     79,978     86,857
Far East.................................     32,827     28,610     30,002
Middle East and Africa...................     25,474     25,610     17,670
Canada...................................     21,598     19,557     16,120
                                            --------   --------   --------
                                            $188,185   $196,973   $184,168
                                            ========   ========   ========

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES

  The following financial information by geographic region for the years ended December 31, 1997, 1996 and 1995, is based on the source from which the equipment and services originate (in thousands):

                                                         ADDITIONAL
                                             OUTSIDE    INTERCOMPANY    OPERATING    IDENTIFIABLE
                                             REVENUES     REVENUES        INCOME        ASSETS
                                             --------   -------------   ----------   ------------
1997
 USA and Canada...........................   $506,725      $ 157,881     $ 71,853      $  641,407
 Europe (including Former Soviet Union)...    106,876         34,055       36,285         152,494
 Middle East and Africa...................     22,104             --          884          11,852
 Mexico and Central and South America.....    110,502            730       13,656         101,516
 Far East.................................    167,634         75,004       38,800         210,571
 Eliminations.............................         --       (267,670)     (14,725)             --
                                             --------      ---------     --------      ----------
  Consolidated............................   $913,841      $      --     $146,753      $1,117,840
                                             ========      =========     ========      ==========
1996
 USA and Canada...........................   $432,923      $ 114,950     $ 47,757      $  517,645
 Europe (including Former Soviet Union)...    136,851         27,182       21,148         134,036
 Middle East and Africa...................     14,541             --        3,705          18,092
 Mexico and Central and South America.....     79,406            207       11,961          94,576
 Far East.................................    100,814         53,300       32,761         207,356
 Eliminations.............................         --       (195,639)     (10,069)             --
                                             --------      ---------     --------      ----------
  Consolidated............................   $764,535      $      --     $107,263      $  971,705
                                             ========      =========     ========      ==========
1995
 USA and Canada...........................   $377,709      $ 110,397     $ 46,241      $  488,424
 Europe (including Former Soviet Union)...    103,361         17,002        6,988          84,478
 Middle East and Africa...................     10,833             --        1,667          14,807
 Mexico and Central and South America.....     75,063             --        3,777          75,896
 Far East.................................    100,966         37,070       22,552         217,894
 Eliminations.............................         --       (164,469)      (3,170)             --
                                             --------      ---------     --------      ----------
  Consolidated............................   $667,932      $      --     $ 78,055      $  881,499
                                             ========      =========     ========      ==========

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES

  Information for industry segments is as follows (in thousands):



                                                                   DEPRECIATION
                         OUTSIDE      OPERATING     IDENTIFIABLE       AND          CAPITAL
                         REVENUES      INCOME          ASSETS      AMORTIZATION   EXPENDITURES
                         --------   -------------   ------------   ------------   ------------
1997
 Oilfield equipment...   $697,015    $125,904         $  696,494        $34,927        $37,303
 Oilfield services....    216,826      48,404            318,835         26,620         57,943
 Corporate............         --   (27,555)(a)          102,511            917            508
                         --------   ---------         ----------        -------        -------
  Consolidated........   $913,841    $146,753         $1,117,840        $62,464        $95,754
                         ========    ========         ==========        =======        =======
1996
 Oilfield equipment...   $568,314    $ 87,893         $  616,404        $31,473        $28,001
 Oilfield services....    196,221      40,121            270,816         23,003         33,685
 Corporate............         --     (20,751)            84,485            908            162
                         --------    --------         ----------        -------        -------
  Consolidated........   $764,535    $107,263         $  971,705        $55,384        $61,848
                         ========    ========         ==========        =======        =======
1995
 Oilfield equipment...   $493,397    $ 62,209         $  532,981        $23,574        $20,766
 Oilfield services....    174,535      29,321            272,189         21,906         68,074
 Corporate............         --     (13,475)            76,329            612            315
                         --------    --------         ----------        -------        -------
  Consolidated........   $667,932    $ 78,055         $  881,499        $46,092        $89,155
                         ========    ========         ==========        =======        =======

---------------

(a) Includes merger expenses of $12.5 million incurred in connection with the merger between Camco and Production Operators.

11. DISCONTINUED OPERATIONS

  The oil and gas production activities of Production Operators were discontinued in 1995 with a $6.7 million provision, net of tax, recorded related to the disposal of assets and $.5 million loss, net of tax, recorded related to operations. The discontinued operation's revenues, operating loss, tax benefit and loss after tax in 1995 were $9.2 million, $.7 million, $.2 million and $.5 million, respectively.

                   CAMCO INTERNATIONAL INC. AND SUBSIDIARIES

12. UNAUDITED QUARTERLY FINANCIAL DATA

                                            FIRST      SECOND    THIRD      FOURTH
                                           QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                           --------   --------   --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1997
 Revenues...............................   $195,484   $227,145   $239,058   $252,154   $913,841
 Gross margin...........................     82,246     96,113     99,649    109,359    387,367
 Income before provision for income
  taxes.................................     30,189     24,453     41,579     44,861    141,082
 Income before cumulative effect of
  change in accounting principle........     19,810     15,772     27,023     29,156     91,761
 Net income.............................     19,810     15,772     27,023     26,247     88,852
 Earnings per share:
  Basic --
   Income before cumulative effect of
    change in accounting
    principle...........................   $    .53   $    .42   $    .72   $    .78   $   2.45
                                           ========   ========   ========   ========   ========
   Net income...........................   $    .53   $    .42   $    .72   $    .70   $   2.37
                                           ========   ========   ========   ========   ========
  Diluted --
   Income before cumulative effect of
    change in accounting
    principle...........................   $    .52   $    .41   $    .70   $    .76   $   2.39
                                           ========   ========   ========   ========   ========
   Net income...........................   $    .52   $    .41   $    .70   $    .68   $   2.31
                                           ========   ========   ========   ========   ========
1996
 Revenues...............................   $167,648   $185,283   $190,171   $221,433   $764,535
Gross margin............................     67,763     74,507     75,508     87,651    305,429
Income before provision for income
 taxes..................................     21,280     23,495     26,538     31,411    102,724
Net income..............................     14,288     15,593     17,452     20,671     68,004
Earnings per share:
 Basic --
  Net income............................   $    .38   $    .42   $    .47   $    .55   $   1.81
                                           ========   ========   ========   ========   ========
 Diluted --
  Net income............................   $    .37   $    .41   $    .46   $    .54   $   1.78
                                           ========   ========   ========   ========   ========

                                      21